                                                                    Exhibit 99.1


Contacts:         For Media:        Kevin Foley
                                    (212) 578-4132

                  For Investors:    Eric Steigerwalt
                                    (212) 578-8670

                  METLIFE ANNOUNCES SECOND QUARTER 2000 RESULTS

NEW YORK, August 9, 2000 - MetLife, Inc. (NYSE: MET) today reported an 18% increase in after-tax adjusted operating earnings to $374 million for the three months ended June 30, 2000 from $317 million for the same period in 1999. The after-tax adjusted operating earnings exclude a one-time payout to transferred Canadian policyholders of $327 million associated with Metropolitan Life Insurance Company's demutualization. During the prior year period, adjusted operating earnings excluded a one-time charge of $317 million associated with a previously disclosed litigation settlement.

Diluted adjusted operating earnings per share for the second quarter of 2000 were $0.48 as compared to $0.40, on a pro-forma basis, for the same period last year. Adjusted operating earnings for the first half of 2000 increased 19% to $753 million from $632 million in the prior year period.

"We continue to be pleased with our steady progress. We are seeing strong sales growth in key business areas, notably in our variable and universal life insurance products in our Individual Business segment, and non-medical and other offerings in our Institutional Business segment," said Robert H. Benmosche, chairman and chief executive officer. "We are optimistic that the second half of the year will reflect the favorable growth trends experienced thus far."

For the quarter, the company reported a net loss of $115 million compared with a net loss of $120 million during the same three-month period in 1999. The net loss for the 2000 quarter includes the one-time payout as cited above of $327 million, demutualization expenses of $129 million and realized investment losses of $33 million. The net loss for the 1999 quarter includes the one-time charge of $317 million cited above, demutualization expenses of $36 million, realized investment losses of $53 million and surplus taxes of $31 million.

Net income for the second quarter, excluding the $327 million one-time payout and demutualization expenses of $129 million, was $341 million or $0.44 per share on a diluted basis. Income for the second quarter in 1999, excluding the $317 million litigation charge and demutualization expenses of $36 million, was $233 million or $0.30 per share on a pro-forma diluted basis.

                                    - more -

SECOND QUARTER SEGMENT RESULTS

Individual Business

Individual Business operating earnings for the quarter increased 48% to $194 million compared with $131 million in the year-ago period. Solid increases in net investment income contributed, in large part, to earnings improvements. Total premiums and deposits increased 28% to $3.70 billion from $2.89 billion from the year-ago quarter. Total first year life insurance premiums and deposits were $201 million, up 43% from the second quarter of 1999. First year premiums and deposits for variable and universal life insurance products were $154 million, up 57% from the same period in 1999. Annuity deposits were $1.49 billion, up 24% over the prior year period. The Individual Business sales forces sold $1.16 billion in mutual funds, compared with $984 million in second quarter 1999. These results reflect continued sales growth from the company's existing distribution channels, including contributions from the GenAmerica Corporation channels MetLife acquired in January 2000.

Excluding the contributions from GenAmerica, total first year life insurance premiums and deposits were up 30%, first year premiums and deposits for variable and universal life insurance products increased 43% and annuity deposits rose 8% as compared to the prior year period.

Institutional Business

Institutional Business operating earnings were $148 million for the second quarter, down 17% from $178 million for the year-ago period. Total premiums, fees and other revenue were up 29% to $2.09 billion from $1.62 billion reported in second quarter 1999. Operating earnings from group life and non-medical health improved 42% and 18%, respectively, over the year ago period. Retirement and savings operating earnings decreased 53% from the prior year level which included unusually high investment income. Premiums, fees and other revenues for the non-medical health and other category increased 40% to $650 million during the quarter from $463 million for the prior year period. Group life premiums, fees and other revenues increased 18% to $1.13 billion, over the year ago period.

Auto & Home

MetLife Auto & Home reported an operating loss of $13 million for the second quarter 2000 compared with a gain of $18 million for the same period in 1999. This decrease is primarily the result of catastrophe losses from storms in the Midwest and fires in New Mexico.

International

In the second quarter, adjusted operating earnings from international operations, which excludes the one-time payout of $327 million cited previously, were $7 million, up from $4 million from the year-ago period.

Reinsurance

Operating earnings from this business segment were $9 million for the quarter. The company established a reinsurance segment in the first quarter of this year as a result of the acquisition of GenAmerica and its 58% ownership interest in its subsidiary, Reinsurance Group of America (NYSE:RGA).

                                    - more -

Asset Management

Operating earnings for the asset management segment were $10 million for the second quarter of 2000, down from $14 million in the year-ago period. MetLife agreed to sell its 48% interest in Nvest Companies, L.P. to CDC Asset Management, an affiliate of Caisse des Depots Group (CDC) based in Paris, on June 16, 2000, for $858 million. The company expects the transaction to be completed before the end of the year.

CORPORATE EVENTS

Share Repurchase

As permitted by the Metropolitan Life Insurance Company demutualization plan, MetLife, Inc. has been purchasing all shares available for sale, subject to certain limitations, from the MetLife Policyholder Trust, which was established in connection with the demutualization. As of June 30, 2000, the company has bought back 11,262,493 shares at an aggregate cost of approximately $214 million through the MetLife Policyholder Trust. In addition, on June 27, 2000, MetLife's Board of Directors authorized a stock repurchase program for up to an aggregate of $1 billion of the company's outstanding common stock. The company may make purchases in the open market and through privately negotiated transactions, in addition to purchasing shares through the MetLife Policyholder Trust.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 11 countries.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties including: changes in interest rates, declines in securities markets and the effect on sales of investment products and on our investment portfolio, competition, litigation, differences between actual claims experience and underwriting and reserving assumptions, downgrades in our or our affiliates' ratings and the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our S-1 registration statements.

For a copy of our Quarterly Financial Supplement, please visit our Web site [www.metlife.com].

                               MetLife, Inc.
           Consolidated Statements of Adjusted Operating Earnings
                                 Unaudited
                        (Dollar amounts in millions)

                                                               Three months ended June 30,         Six months ended June 30,
                                                               ---------------------------------------------------------------
                                                                 2000              1999              2000             1999
                                                               ---------------------------------------------------------------
Premiums and fees                                              $  4,564          $  3,182           $  8,894          $  6,437
Net investment income                                             2,924             2,497              5,708             4,807
Other revenues                                                      677               574              1,342             1,048
                                                               --------          --------           --------          --------
                                                                  8,165             6,253             15,944            12,292
                                                               --------          --------           --------          --------

Policyholder benefits, claims and dividends                       4,747             3,659              9,263             7,184
Interest credited to policyholder account balances                  724               598              1,421             1,208
Other expenses                                                    2,447             2,002              4,426             3,421
                                                               --------          --------           --------          --------
                                                                  7,918             6,259             15,110            11,813
                                                               --------          --------           --------          --------

Operating earnings, before provision for income taxes               247                (6)               834               479
Provision for income taxes                                          200                (6)               408               164
                                                               --------          --------           --------          --------
Operating earnings                                             $     47          $   --             $    426          $    315
                                                               ========          ========           ========          ========

Cash Payments - Transferred Canadian Policyholders                  327              --                  327              --
Global Litigation Settlement (net of income taxes)                 --                 317               --                 317

Adjusted operating earnings                                    $    374          $    317           $    753          $    632
                                                               ========          ========           ========          ========

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
              (Dollar amounts in millions, unless otherwise noted)

                                                                At or for the three months      At or for the six months
                                                                       ended June 30,                  ended June 30,
                                                                  -----------------------         ----------------------
                                                                   2000            1999            2000            1999
                                                                  -------         -------         -------        -------
Other Financial Data:
  Adjusted operating earnings                                     $   374         $   317         $   753        $   632
  Operating earnings                                              $    47         $  --           $   426        $   315
  Net income (loss)                                               $  (115)        $  (120)        $   121        $   109
  Total assets under management (billions)                        $   421         $   364         $   421        $   364

Sales Data:
  Total first year life premiums & deposits                       $   201         $   141         $   398        $   281
  Variable & universal life first year premiums & deposits        $   154         $    98         $   299        $   195
  Total annuity deposits                                          $ 1,489         $ 1,197         $ 3,017        $ 2,256
  Mutual fund sales                                               $ 1,164         $   984         $ 2,631        $ 1,905

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted              780.1             n/a         783.2 *            n/a

  Adjusted operating earnings per share - diluted                 $  0.48             n/a         $0.96 *            n/a

* Note: MetLife, Inc.'s initial public offering took place on April 5, 2000. Weighted average common shares outstanding - diluted and Adjusted operating earnings per share - diluted for the six months ended June 30, 2000 are pro-forma assuming 786.2 million common shares outstanding beginning January 1, 2000 through the date of IPO.

                                  MetLife, Inc.
                               Balance Sheet Data
                                    Unaudited
              (Dollar amounts in millions, unless otherwise noted)

                                                                       At                At
                                                                     June 30,        December 31,
                                                                      2000              1999
                                                                    ---------         ---------
Balance Sheet Data:
  General account assets                                              $ 181,119         $ 160,291
  Separate account assets                                                73,706            64,941
                                                                      ---------         ---------
                                                                      $ 254,825         $ 225,232
                                                                      =========         =========
  Policyholder liabilities (including amounts of closed block)        $ 140,515         $ 124,955
  Short-term debt                                                     $   1,776         $   4,208
  Long-term debt                                                      $   2,833         $   2,514
  Company-obligated mandatorily redeemable capital securities         $   1,084         $    --
  Common stock, at par value                                          $       8         $    --
  Capital in excess of par value                                      $  14,926         $    --
  Retained earnings                                                   $     341         $  14,100
  Treasury stock                                                      $    (214)        $    --
  Accumulated other comprehensive loss                                $    (494)        $    (410)
  Total equity                                                        $  14,567         $  13,690